AMENDMENT NO. 3
TO THE
SIXTH AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment No. 3 (the "Amendment") to the Sixth Amended and Restated Management Agreement effective as of June 3, 2016, (as previously amended or modified, the "Management Agreement"), among Preferred Apartment Communities, Inc., a Maryland corporation (the "Company"), Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership ("PACOP"), and Preferred Apartment Advisors, LLC, a Delaware limited liability company (the "Manager"), is entered into as of May 3, 2018 (the "Effective Date"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Management Agreement.

WHEREAS, PACOP is governed by that certain Sixth Amended and Restated Agreement of Limited Partnership effective as of June 3, 2016 (as amended or modified, the "Partnership Agreement"); and

WHEREAS, upon the terms set forth in this Amendment, the Manager has agreed to amend certain provisions of the Management Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, PACOP and the Manager agree to amend the Management Agreement as follows:

1.	Fee Modifications. Section 7 of the Management Agreement is hereby amended to:

a.	Delete in its entirety Section 7(j) and replace it with the following:

(j) Waiver of Fees; Contingent Fees.
(i)    Notwithstanding the provisions of Sections 7(b), 7(h), and 7(l) with respect to the Asset Management Fee, Multifamily Property Management and Leasing Fee, the Retail Management Fee, the Retail Leasing Fee, the Office Management Fee, the Office Leasing Fee, and the General and Administrative Expenses Fee (the "Waivable Fees"), the Manager, on behalf of itself and its affiliates, and its and their respective successors and assigns, hereby agrees that it may waive all or a portion of the Waivable Fees with respect to all or any portion of the Company's assets, as determined by the Manager (any fees so waived, the "Waived Fees"). The Manager agrees to promptly deliver to the Company written notice of any waiver of the Waived Fees.
(ii)    Upon receipt by the Company of written notice of the Waived Fees, such Waived Fees shall be converted into contingent fees subject to payment upon the following conditions (the "Contingent Fees"). Upon a Capital Transaction (as defined in the Partnership Agreement) with respect to any asset of the Company, all Contingent Fees with respect to such asset shall become due and payable as a Disposition Fee on Sale of Assets to the extent the Net Sale Proceeds (as defined in the Partnership Agreement) for such Capital Transaction exceed the Allocable Capital Contributions (as defined in the Partnership Agreement) for such asset plus a cumulative, non-compounded rate of return equal to seven percent (7%) per annum on such Allocable Capital Contributions. To the extent payment of any Contingent Fees is due to the Manager pursuant to this Section 7(j)(ii), the Company shall pay or cause to be paid to the Manager such Contingent Fees as a Disposition Fee on Sale of Assets at the closing of the Capital Transaction giving rise to such payment.

(iii)    Upon a Termination Without Cause pursuant to Section 11, or a termination pursuant to Section 13, all Contingent Fees shall become immediately due and payable to the Manager as a Disposition Fee on Sale of Assets. To the extent payment of any Contingent Fees is due the Manager pursuant to this Section 7(j)(iii), the Company shall pay or cause to be paid to the Manager on the date the event giving rise to the payment obligation arises (e.g., the date on which the Termination Without Cause or other termination occurs).
(iv)    The Manager acknowledges and agrees that no interest shall accrue on any Contingent Fees.

b.	Delete in its entirety Section 7(b) and replace it with the following

(b) Asset Management Fee.     The Company shall pay a monthly Asset Management Fee to the Manager or its assignees as compensation for services rendered in connection with the management of the Investments. The Asset Management Fee shall be payable monthly in cash or shares of PAC's Common Stock, at the option of the Manager, and shall be equal to one-twelfth of 0.50% of the total value of the Company's assets (including cash or cash equivalents) held as of the last day of the immediately preceding month, based on the adjusted cost of the Company's assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost of Real Estate Assets and Real Estate Related Loans will include the purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs) and as adjusted for appropriate closing dates for individual asset acquisitions. The Asset Management Fee will be appropriately pro rated for any partial month.  Notwithstanding the foregoing, in the event the Company does not pay a Multifamily Property Management and Leasing Fee to the Manager for services in connection with the rental, leasing, operation and management of a multifamily Investment then the Manager, in its discretion, may charge an additional Asset Management Fee of up to one-twelfth of 1.0% of the total value of such multifamily Investment held as of the last day of the immediately preceding month, based on the adjusted cost of such Investment before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP and as adjusted for appropriate closing dates for individual asset acquisitions.

2.	Exhibit A – Investment Guidelines. Exhibit A of the Management Agreement is hereby amended as follows:

a.	Delete in its entirety Section 4 ii. in Exhibit A and replace it with the following:
No more than 25% of the Company's Total Assets may be invested by the Manager in any metropolitan statistical area ("MSA"), other than the MSA that the Company’s corporate headquarters are located in, which will have a limit of 35% of the Company’s Total Assets.

3.	Definitions. Section 1(a) of the Management Agreement is amended as follows:

a.	the definition of "Disposition Fee on Sale of Assets" is deleted and replaced with the following:
"Disposition Fee on Sale of Assets" means the fees payable to the Manager or its assignees pursuant to Section 7(d) or 7(j).

b.	the following definition(s) are added in alphabetical order:

"Contingent Fee" has the meaning set forth in Section 7(j)(ii).

"Waived Fee" has the meaning set forth in Section 7(j)(i).

"Waivable Fees" has the meaning set forth in Section 7(j)(i).

c.	the following definitions are deleted in their entirety:

"Deferred Fees"
"Deferrable Fees"

d.	Any and all references in the Management Agreement to "Deferred Fees" or "Deferrable Fees" shall be deemed to mean "Waived Fees" and "Waivable Fees," respectively:

4.	Ratification; Effect on Management Agreement.

a.	Ratification. The Management Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

b.
Effect on the Management Agreement. On and after the date hereof, each reference in the Management Agreement to "this Agreement," "herein," "hereof," "hereunder," or words of similar import shall mean and be a reference to the Management Agreement as amended hereby.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the Execution Date, effective as of the Effective Date.
PREFERRED APARTMENT COMMUNITIES, INC.

By:	/s/ Leonard A. Silverstein Name: Leonard A. Silverstein Title: President and Chief Operating Officer
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.

By:	Preferred Apartment Communities, Inc. its General Partner

By:	/s/ Leonard A. Silverstein Name: Leonard A. Silverstein Title: President and Chief Operating Officer
PREFERRED APARTMENT ADVISORS, LLC

By:	NELL Partners, Inc., its Managing Member

By:	/s/ Leonard A. Silverstein Name: Leonard A. Silverstein Title: President, Chief Operating Officer and Secretary

[Signature Page to Amendment No. 3 to Sixth Amended and Restated Management Agreement]